NOTICE OF REDEMPTION OF
                         REDEEMABLE CLASS B WARRANTS OF
                                  X-CEED, INC.
                                                                January 22, 1999
                        (The redemption period expires at
                  5:00 P.M. (New York time) February 21, 1999)

                             CUSIP Number 983709122

                  Pursuant to the provision of that certain Warrant Agreement dated as of October 31, 1988 between Trilling Medical Technologies, Inc., which name was changed to Water-Jel Technologies, Inc. and subsequently to X-ceed, Inc. ("X-ceed" or the "Company"), American Stock Transfer and Trust Company and D.H. Blair Investment Banking Corp., successor-in-interest to D.H. Blair & Co., Inc., X-ceed is hereby notifying holders of the Redeemable Class B Warrants (the "Class B Warrants") that it is redeeming all outstanding Class B Warrants. On February 22, 1999, the Company will redeem and cancel all unexercised Class B Warrants by paying to the holders thereof a redemption price of $.40 for each Class B Warrant.

                  Should holders elect to redeem their Class B Warrants, the holders must complete the enclosed Letter of Transmittal. (Failure to complete the substitute Form W-9 in this Letter of Transmittal may result in withholding tax.) The Warrant Certificate(s) together with the completed Letter of Transmittal must be delivered to the Warrant Agent at the following address:

                           American Stock Transfer and Trust Co.
                           40 Wall Street, 46th Floor
                           New York, NY  10005

The Warrant Certificate(s) and completed Letter of Transmittal must be received by American Stock Transfer and Trust Co. prior to 5:00 P.M. (New York time) on February 21, 1999. The Warrant Agent will issue checks representing the redemption price to those holders redeeming their Class B Warrants as soon as practicable thereafter.

                  Alternatively, holders of the Class B Warrants may exercise their right to purchase shares of the Company's Common Stock by paying to the Company the exercise price of $6.00 multiplied by the number of Class B Warrants being exercised prior to the end of business, 5:00 P.M. (New York time) on February 21, 1999. Each Class B Warrant entitles the holder thereof to purchase one (1) share of the Common Stock at $6.00 per share. It should be noted that the closing bid price of the Company's Common Stock as traded on the NASDAQ National Market (symbol "XCED") on January 21, 1999 was $10.75.

                  Holders seeking to exercise their Class B Warrants must physically surrender their Class B Warrant Certificate(s) with the "Subscription Section" completed on the rear of the Warrant Certificate(s) together with a certified check or official bank check made payable to X-ceed, Inc. by delivery to the Warrant Agent at the following address:

                           American Stock Transfer and Trust Co.
                           40 Wall Street, 46th Floor
                           New York, NY  10005

Physical surrender of the completed Warrant Certificate(s) and payment must be received by American Stock Transfer and Trust Co. prior to 5:00 P.M. (New York time) on February 21, 1999. The Warrant Agent will thereafter issue the requisite number of shares of Common Stock to the name and address appearing under the delivery instructions in the "Subscription Section."



In summary: Class B Warrant holders have three alternatives available to them:

1. Submit their Class B Warrants for redemption in accordance with the above instructions.

2. Exercise their Class B Warrants in accordance with the above instructions.

3. Sell the Class B Warrants on the over-the-counter "Bulletin Board." The Warrants trade under the symbol "XCEDW."



                  If no action is taken, the warrants shall expire at 5:00 P.M. (New York time) on February 21, 1999.

                  You are strongly urged to consult your legal, financial and investment advisors regarding this Notice of Redemption. You are also encouraged to review the Company's most recent filings: (i) the annual report on Form 10-K for the fiscal year ended August 31, 1998 and (ii) the quarterly report on Form 10-Q for the quarter ended November 30, 1998, both as filed with the Securities and Exchange Commission. These reports are available online at www.xceed.com under the section entitled "Investor Info" or "SEC Filings."

                  For a copy of the Company's prospectus and subsequent amendments thereto or other reports, or for further information regarding the redemption of the Company's Class B Warrants, please feel free to communicate with Alex Alaminos, Shareholder Relations, at 201-507-8320.